Exhibit 99.1

The Hanover Reports Second Quarter Net Income of $0.05 per Diluted Share;

Second Quarter Operating Income(1) of $1.24 per Diluted Share;

Combined Ratio of 97.3%, including Catastrophe Impact of 4.5 points

WORCESTER, Mass., July 28, 2016 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $2.0 million, or $0.05 per diluted share, for the second quarter of 2016, which included a previously announced non-operating charge of $56.0 million, net of tax, on the retirement of debt. This compared to net income of $120.7 million, or $2.68 per diluted share, in the prior-year quarter, which included a non-operating gain of $40.3 million, net of tax, on the sale of the U.K. motor business on June 30, 2015. Operating income was $54.0 million, or $1.24 per diluted share, for the second quarter of 2016, compared to $70.4 million, or $1.56 per diluted share, in the prior-year quarter.

Second Quarter Highlights

•	Combined ratio of 97.3%, including 4.5 points of catastrophe losses

•	Chaucer segment results impacted by catastrophe and large losses, as well as movement in foreign exchange rates

•	Net premiums written(2) of $1.2 billion; down 5.6%, driven by the sale of the Chaucer U.K. motor business; U.S. net premiums written grew 2.9%

•	Continued price increases in Commercial and Personal Lines

•	Net investment income of $69.1 million

•	Repurchased approximately 230,000 shares of common stock for $19.1 million, at an average price of $83.19 per share

•	Book value per share of $70.58, up 1.8% from March 31, 2016, and up 6.6% from December 31, 2015; book value per share excluding net unrealized gains on investments of $62.99, down 0.8% and up 0.4%, respectively

	Three months ended		Six months ended
	June 30		June 30
(In millions, except per share data)	2016	2015	2016	2015
Net premiums written	$1,221.6	$1,293.4	$2,365.9	$2,508.5
Operating income	54.0	70.4	125.5	127.5
per diluted share	1.24	1.56	2.89	2.83
Net income	2.0	120.7	80.2	175.6
per diluted share	0.05	2.68	1.84	3.90
Net investment income	69.1	70.7	137.4	140.8
Book value per share	$70.58	$66.28	$70.58	$66.28
Ending shares outstanding	42.7	43.9	42.7	43.9
Combined ratio	97.3%	95.7%	96.2%	96.4%
Combined ratio, excluding catastrophes(3)	92.8%	91.8%	92.6%	91.9%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“The underlying fundamentals of the business remain very strong despite some specific, but isolated operating challenges in the U.S. and global large loss volatility at Chaucer,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “More broadly, The Hanover has an innovative underwriting platform, strong distribution plant and top-notch talent domestically and globally, which we will leverage for margin expansion, growth, and superior value creation.”

“We achieved operating income of $54 million and operating return on equity of 8%, which was within expectations in light of our active participation in global syndicated risks, and unusual swings in foreign exchange rates this quarter,” commented Eugene Bullis, chief financial officer at The Hanover. “We remain confident in the strength of our balance sheet and positioning of the investment portfolio. Book value per share grew 2% during the quarter to $70.58, and was down slightly excluding net unrealized gains on investments, as we continued to prudently return capital to shareholders and improve our capital structure.”

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $44.0 million, compared to $48.2 million in the second quarter of 2015. The Commercial Lines combined ratio was 98.9%, compared to 98.3% in the prior-year quarter. Catastrophe losses were $25.9 million, or 4.5 points of the combined ratio, compared to $23.2 million, or 4.2 points, in the prior-year quarter. Second quarter 2016 results also reflected net unfavorable prior-year loss reserve development of $22.1 million, or 3.8 points of the combined ratio, compared to $6.0 million, or 1.1 points, in the second quarter of 2015. The unfavorable development in the second quarter of 2016 was primarily driven by liability coverages in the commercial multi-peril line and, to a lesser extent, AIX within Other commercial lines, as well as commercial auto, partially offset by favorable development in workers’ compensation.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by 2.4 points to 90.6%, compared to 93.0% in the prior-year quarter, with progress observed in all major lines, due to prior pricing and business mix initiatives and favorable property loss experience in commercial multi-peril and Other commercial lines.

Net premiums written were $579.9 million in the quarter, up 1.9% from the prior-year quarter, driven by pricing increases and improved retention. Core commercial(5) business pricing increases remained consistent with the first quarter 2016 at 4.1%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Six months ended
	June 30		June 30
$ in millions	2016	2015	2016	2015
Net premiums written	$579.9	$569.1	$1,184.2	$1,151.0
Net premiums earned	574.7	557.0	1,146.1	1,103.2
Operating income before taxes	44.0	48.2	86.7	79.4

Loss and LAE ratio	62.8%	62.2%	62.8%	63.4%
Expense ratio(6)	36.1%	36.1%	36.2%	36.2%

Combined ratio	98.9%	98.3%	99.0%	99.6%

Combined ratio, excluding catastrophe losses	94.4%	94.1%	95.1%	94.4%
Current accident year combined ratio, excluding catastrophe losses	90.6%	93.0%	91.4%	93.8%

Personal Lines

Personal Lines operating income before taxes was $47.4 million in the quarter, compared to $32.1 million in the second quarter of 2015. The Personal Lines combined ratio was 91.3%, compared to 95.7% in the prior-year quarter. Catastrophe losses were $11.2 million, or 3.1 points of the combined ratio, compared to $20.9 million, or 5.9 points, in the prior-year quarter. Second quarter 2016 results also reflected net unfavorable prior-year reserve development of $0.9 million, or 0.2 points of the combined ratio, compared to net favorable prior-year reserve development of $1.9 million, or 0.5 points, in the second quarter of 2015.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 88.0%, compared to 90.3% in the prior-year quarter. The improvement was due to lower weather related property losses in the homeowners line, as well as rate increases and an improved business mix.

Net premiums written were $395.3 million in the quarter, up 4.5% from the prior-year quarter, due to rate increases, improved retention and increased new business. Personal Lines average rate increase in the second quarter 2016 was approximately 5%.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
$ in millions	2016	2015	2016	2015
Net premiums written	$395.3	$378.3	$732.3	$704.7
Net premiums earned	364.7	356.7	723.3	709.6
Operating income before taxes	47.4	32.1	94.5	54.4

Loss and LAE ratio	64.0%	67.8%	63.6%	69.2%
Expense ratio	27.3%	27.9%	27.7%	27.8%

Combined ratio	91.3%	95.7%	91.3%	97.0%

Combined ratio, excluding catastrophe losses	88.2%	89.8%	88.1%	90.5%
Current accident year combined ratio, excluding catastrophe losses	88.0%	90.3%	88.1%	91.1%

Chaucer

Chaucer’s operating income before taxes was $5.5 million in the quarter, compared to $42.0 million in the second quarter of 2015. Chaucer’s combined ratio was 103.2%, compared to 90.6% in the prior-year quarter. Catastrophe losses were $13.9 million, or 6.7 points of the combined ratio, compared to $2.4 million, or 0.8 points, in the prior-year quarter. Current quarter catastrophe losses included wildfires in Alberta, Canada and earthquakes in Ecuador and Japan, for a combined impact of approximately $26 million, which was partially offset by $12.1 million of favorable development on prior-year catastrophe losses. Second quarter 2016 results also reflected net favorable prior-year reserve development on non-catastrophe losses of $8.3 million, or 4.0 points of the combined ratio, compared to $33.0 million, or 11.3 points, in the second quarter of 2015. The current quarter net favorable prior-year reserve development was significantly moderated by foreign exchange movements caused by the uncertainty surrounding the United Kingdom’s vote to exit the European Union.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 100.5%, compared to 101.1% in the prior-year quarter. Excluding the impact of the U.K. motor business sale, the current accident year loss ratio, excluding catastrophes, increased by 2.3 points in the second quarter of 2016. This increase was driven primarily by higher than expected large loss events including additional reserves to the Jubilee Oil Field turret malfunction and a business interruption loss as a result of the Brussels Airport terrorist attack. Second quarter 2016 results also reflected an increased loss expectation for trade credit coverages related to underlying commodity price-sensitive accounts in the marine line of business.

Chaucer’s second quarter expense ratio was 37.6%, compared to 37.1% in the prior-year quarter. Excluding the impact of the U.K. motor business sale, the expense ratio decreased by 1.5 points in the second quarter of 2016, driven primarily by favorable foreign exchange movements in overseas deposits, partially offset by higher brokerage commissions due to changes in business mix.

Net premiums written were $246.4 million(2) in the quarter, down 28.8% over the prior-year quarter, primarily due to the sale of the U.K. motor business. Excluding the impact of the U.K. motor sale, net premiums written declined by 8.5%, driven by increased use of reinsurance, while gross premiums written of $322.5 million remained relatively consistent with the second quarter of 2015 on an equivalent basis.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Six months ended
	June 30		June 30
$ in millions	2016	2015	2016	2015
Net premiums written(2)	$246.4	$346.0	$449.4	$652.8
Net premiums earned	206.1	292.1	427.4	604.0
Operating income before taxes	5.5	42.0	39.2	91.2

Loss and LAE ratio	65.6%	53.5%	58.0%	54.1%
Expense ratio	37.6%	37.1%	38.3%	35.5%

Combined ratio	103.2%	90.6%	96.3%	89.6%

Combined ratio, excluding catastrophe losses	96.5%	89.8%	92.9%	88.7%
Current accident year combined ratio, excluding catastrophe losses	100.5%	101.1%	101.8%	98.2%

Investments

Net investment income was $69.1 million for the second quarter of 2016, compared to $70.7 million in the prior-year period. The decrease in the quarter was due in large part to the sale of the U.K. motor business and associated investment assets on June 30, 2015. The average pre-tax earned yield on fixed maturities was 3.56% and 3.60% for the second quarters 2016 and 2015, respectively. Total pre-tax earned yield was 3.39% and 3.48% for the second quarters 2016 and 2015, respectively.

Net realized investment losses were $0.7 million in the second quarter of 2016, including $5.0 million of impairment charges. In the second quarter of 2015, net realized investment gains were $12.6 million, including $1.9 million of impairment charges.

The company held $8.5 billion in cash and invested assets on June 30, 2016. Fixed maturities and cash represented 88% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $122.4 million during the second quarter of 2016 to $377.5 million at June 30, 2016, from $255.1 million at March 31, 2016. During the first six months of 2016, net unrealized investment gains increased $276.6 million. The change in net unrealized investment gains for both periods was primarily due to lower prevailing interest rates, and to a lesser extent, narrower credit spreads.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $70.58, up 1.8% from March 31, 2016 and 6.6% from December 31, 2015, primarily driven by increases in unrealized investment gains and earnings accretion, partially offset by the loss on the retirement of debt.

The company’s total capital at June 30, 2016 was $3.8 billion, including $797.8 million in long-term debt. On April 8, 2016, the company issued $375.0 million aggregate principal amount of 4.50% senior unsecured debentures due April 15, 2026. The net proceeds, together with cash on hand, were used to redeem outstanding 7.50% notes due March 1, 2020 and 6.375% notes due June 15, 2021 with a combined carrying value of $375.2 million, resulting in an after-tax loss of $56.0 million or $1.29 per diluted share, primarily related to certain “make-whole” redemption provisions.

During the quarter the company repurchased approximately 230,000 shares of common stock for $19.1 million, at an average price of $83.19 per share. On July 27, the company had $206 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Friday, July 29, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-866-515-2914; if calling internationally, please dial 1-617-399-5128; conference code: 91865798. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

	June 30	December 31
$ in millions	2016	2015
Assets
Total investments	$8,179.5	$7,953.4
Cash and cash equivalents	361.6	338.8
Premiums and accounts receivable, net	1,509.8	1,391.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,688.1	2,635.0
Other assets	1,424.6	1,462.3

Total assets	14,163.6	13,781.2

Liabilities
Loss and loss adjustment expense reserves	6,778.0	6,574.4
Unearned premiums	2,620.5	2,540.8
Debt	797.8	803.1
Other liabilities	957.6	1,018.5

Total liabilities	11,153.9	10,936.8

Total shareholders’ equity	3,009.7	2,844.4

Total liabilities and shareholders’ equity	$14,163.6	$13,781.2

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended		Six months ended
	June 30		June 30
$ in millions	2016	2015	2016	2015
Revenues
Premiums earned	$1,145.5	$1,205.8	$2,296.8	$2,416.8
Net investment income	69.1	70.7	137.4	140.8
Total net realized investment (losses) gains	(0.7)	12.6	0.8	22.0
Fees and other income	8.1	8.0	14.6	16.2

Total revenues	1,222.0	1,297.1	2,449.6	2,595.8

Losses and expenses
Losses and loss adjustment expenses	729.7	744.9	1,429.3	1,518.0
Amortization of deferred acquisition costs	254.4	262.0	513.5	522.6
Interest expense	15.6	15.0	30.3	31.1
Gain on disposal of U.K. motor business	(0.4)	(37.7)	(1.2)	(37.7)
Net loss from repayment of debt	86.1	1.8	86.1	18.5
Other operating expenses	143.7	158.5	290.6	313.7

Total losses and expenses	1,229.1	1,144.5	2,348.6	2,366.2

(Loss) income from continuing operations before income taxes	(7.1)	152.6	101.0	229.6
Income tax (benefit) expense	(9.0)	31.7	21.0	53.8

Income from continuing operations	1.9	120.9	80.0	175.8
Discontinued operations	0.1	(0.2)	0.2	(0.2)

Net income	$2.0	$120.7	$80.2	$175.6

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.

	Three months ended June 30				Six months ended June 30
	2016		2015		2016		2015
(In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$44.0		$48.2		$86.7		$79.4
Personal Lines	47.4		32.1		94.5		54.4
Chaucer	5.5		42.0		39.2		91.2
Other	(2.2)		(2.8)		(5.3)		(5.1)

Total	94.7		119.5		215.1		219.9
Interest expense	(15.6)		(15.0)		(30.3)		(31.1)

Operating income before income taxes	79.1	$1.82	104.5	$2.32	184.8	$4.25	188.8	$4.19
Income tax expense on operating income	(25.1)	(0.58)	(34.1)	(0.76)	(59.3)	(1.36)	(61.3)	(1.36)

Operating income after income taxes	54.0	1.24	70.4	1.56	125.5	2.89	127.5	2.83
Gain on disposal of U.K. motor business, net of tax	0.3	0.01	40.3	0.91	0.9	0.02	40.3	0.90
Other non-operating items:
Net realized investment (losses) gains	(0.7)	(0.02)	12.6	0.28	0.8	0.02	22.0	0.49
Loss from repurchase of debt	(86.1)	(1.98)	(1.8)	(0.04)	(86.1)	(1.98)	(18.5)	(0.41)
Other	0.2	—	(0.4)	(0.01)	0.3	—	(0.4)	(0.01)
Income tax benefit on other non-operating items	34.2	0.79	(0.2)	(0.01)	38.6	0.89	4.9	0.10

Income from continuing operations, net of taxes	1.9	0.04	120.9	2.69	80.0	1.84	175.8	3.90
Discontinued operations, net of taxes	0.1	0.01	(0.2)	(0.01)	0.2	—	(0.2)	—

Net income	$2.0	0.05	$120.7	2.68	$80.2	$1.84	$175.6	$3.90

Weighted average shares outstanding		43.4		45.0		43.5		45.1

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings; profitable growth and target returns; long-term success; continued momentum; ability to succeed; future profitability prospects for margin expansion, growth, superior value creation; ability to leverage agency distribution network, business consolation, to generate growth; pricing ahead of long-term loss trends in commercial multi-peril liability; future trends of commercial multi-peril liability claims; use of underwriting and claims management to manage impact of Commercial Lines development on results; ability to leverage pricing, business mix, expense ratio improvement and reserving actions to drive commercial underwriting improvement; Commercial Lines account size and agency strategy to help manage competitive rate pressure; ability to achieve scale, expense leverage, and expand capabilities in Specialty; ability to return commercial auto line to acceptable profitability; Specialty business as a source of profitable growth; confidence in Personal Lines underwriting and pricing to generate margin accretion; Personal Lines expense ratio; success of technology investments in Personal Lines; state expansion, including success and timing of Personal Lines’ entry into Pennsylvania; ability to penetrate near-affluent market; potential impact of macroeconomic trends on auto frequency; pricing and retention trends (including whether pricing will exceed loss costs); impact of bodily injury and collision severity trends on auto rates; cost leverage for growth; the potential impact of capital actions and business investments; balance sheet position; future margin improvement; implications of Brexit and the effects and volatility of pound sterling on earnings; impact of commodity prices on future earnings; success of the application to create a non-Lloyd’s platform in Dublin; the ability to manage the cyclical nature of Chaucer’s business, challenging market conditions, and long-term financial targets; maintain long-term profitability and leverage underwriting intellectual property, reinsurance relationships, and international reach to uphold relevancy and leadership position at Chaucer; ability to create growth opportunities via new platforms and penetrating U.S. non-admitted market; success of Chaucer’s business initiatives to offset topline headwinds; impact of foreign exchange movements on earnings; ability to continue earnings growth and improvement through 2016; increased income from expected “higher yielding assets;” impact of low new money yields and low interest rates on earnings; changes to investment approach, including participation in tax-exempt space; ability of energy investment holdings to manage through the cycle; transition and timing of new CFO; financial results and earnings guidance for the full year 2016, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2015 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2015 Annual Report on pages 78-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and six months ended June 30, 2016 and 2015 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, casualty, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, property, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Net premiums written for Chaucer do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the U.K. motor business for the three and six months ended June 30, 2015. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned.

Reconciliation of net premiums written including U.K. motor transfer:

	Chaucer		Consolidated
	Three months ended	Six months ended	Three months ended	Six months ended
$ in millions	June 30, 2015		June 30, 2015
Net premiums written:
Prior to the U.K. motor transfer	$346.0	$652.8	$1,293.4	$2,508.5
Ceded as part of the U.K. motor transfer	(137.4)	(137.4)	(137.4)	(137.4)

Total net premiums written including U.K. motor transfer	$208.6	$515.4	$1,156.0	$2,371.1

(3)	Combined ratio, excluding catastrophes (catastrophe losses as discussed here and in all other measures include catastrophe loss development), is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(4)	Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(5)	Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S. generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 8 and 9 of the Second Quarter 2016 Financial Supplement.
(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(7)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.